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                                                                 EXHIBIT (e)(18)

                            BRAE CAPITAL CORPORATION

                                    Suite 500

                               645 Madison Avenue

                            New York, New York 10022

                                                April 23, 1998

J. Merrick Taggart
Swiss Army Brands, Inc.
One Research Drive
Shelton, CT  06484-0874

Dear Mr. Taggart:

      This will confirm our arrangement under which Brae will supply you with the legal services of Herbert M. Friedman on a part-time basis. We expect that payment for these services will be in the neighborhood of $12,500 per month payable in arrears and we will discuss and agree on the exact amount with the first payment to be made on May 31, 1998.

      Mr. Friedman will for all purposes be our employee and not an employee of SABI and will, therefore, not be entitled to any salary or benefits from SABI in respect of services rendered by him to SABI through us. Since, in rendering services to you, Mr. Friedman will be working on SABI matters and for SABI's benefit, you agree that, in connection with SABI related matters, you will indemnify Brae Capital and its officers, directors, shareholders and employees, and hold them harmless from any liability, (including legal and other related costs and expenses) to SABI or third parties related to Mr. Friedman's services.

      This arrangement may be terminated by either of us on thirty (30) days written notice.

      Would you please indicate your confirmation of the foregoing by signing the enclosed copy and returning it to us.

                                      Very truly yours,

                                      BRAE CAPITAL CORPORATION


                                      By: /s/ Robert W. Lenthe
                                         -----------------------------------
                                            Robert W. Lenthe

AGREED:

BY: SWISS ARMY BRANDS, INC.


By: /s/ J. Merrick Taggart
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